Exhibit 99.0

                            [CARRERA GOLF LETTERHEAD]

Contact:

Kent D. Krausman, CEO
Carrera Golf:  (800) 789-7736
fax: (303) 790-7130;  email: Kkrausman@msn.com

                      CARRERA GOLF COMPLETES REORGANIZATION
                      AND MOVE TO DENVER; BEGINS U.S. SALES

Englewood, Colorado, August 5, 1998 - Grafix Corporation d/b/a Carrera Golf (NASDAQ OTC BB: CRRA) today announced completion of a corporate reorganization that included the naming of new officers and directors, a reverse stock split, reincorporation of the Company in Delaware, and relocation of the Company's headquarters to Englewood, Colorado.

On April 6, 1998, Vir Sondhi stepped down as Chairman of Carrera Golf. Mr. Sondhi will remain a director of the Company. The Board of Directors of Carrera Golf appointed Monte Ahuja as the new Company Chairman. Mr. Ahuja is currently Chairman and CEO of Transtar Industries, Inc. of Cleveland, Ohio, a company Mr. Ahuja founded in 1975. Transtar is a leading manufacturer and distributor of automotive transmission replacement parts, with nineteen locations in the U.S., and worldwide sales in excess of $100 million annually. Mr. Ahuja has been Chairman of the Board of Trustees of Cleveland State University since 1992. He is a Trustee of the Cleveland Council on World Affairs, a Director of the United Way, a Member of the Advisory Council World Trade Center, and a Member of the Cleveland Committee on Foreign Relations. Mr. Ahuja is also a Member of the "50" Club of Cleveland, is Vice President of the Asian Indian Alliance of Ohio and the Pacific Trade Association, and is a Director of the National Solvent Corporation (Medina, Ohio) and the Enterprise Bank of Solon, Ohio. Mr. Ahuja is a Member of Canterbury Golf Club in Shaker Heights, Ohio and The Pepper Pike Club in Pepper Pike, Ohio. Mr. Ahuja was the recipient of the Entrepreneur of the Year Award from the Northeast Ohio area (Wholesale Distribution category), and was one of the three finalists for National Entrepreneur of the Year in 1993. Mr. Ahuja and Transtar Industries have received numerous other business awards. Mr. Ahuja's educational background includes a Bachelor of Science degree in Mechanical Engineering from Punjab University (India) in 1967, a Master of Science degree in Mechanical Engineering from The Ohio State University (1970), and an M.B.A. from The Ohio State University (1975).

On April 6, 1998, the Company's Board of Directors named Kent D. Krausman president and CEO of Carrera Golf. Mr. Krausman has been a securities lawyer since 1985, and has represented the Company since December, 1995. Mr. Krausman has operated his own law firm in Denver, Colorado since 1987, and has owned and operated numerous other businesses. He had been a Vice President and Director of the Company since November, 1997. Mr. Krausman earned his Bachelor of Arts degree from the Honors Program in Economics at the University of Denver (1981). He earned his J.D. degree from The University of Michigan Law School in 1984.


Carrera Golf completed a 1:3 reverse split of its issued and outstanding common stock on August 1, 1998.


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"A reverse split was necessary to ensure an orderly and effective  market in the
Company's stock" said Mr. Krausman. "No one ever likes a reverse split, but this should allow us to move the Company forward in the public market." The post-split trading symbol, for the next 20 trading days, will be "CRRAD".
The new CUSIP number is 38428N 1 0 3.

The Company also completed a name change to "Grafix Corporation," and a reincorporation in Delaware. "There was no need to retain the confusing prior name, and Delaware is a vastly superior venue for incorporation than New York, where the Company was previously incorporated" explained Mr. Krausman.

Carrera Golf also announced completion of its move to the Denver area. The Company's new address is 8250 S. Akron Street, Suite 203, Englewood, Colorado 80112. The toll-free telephone number is still 800- 789-7736. The new fax number is 303-790-7130. "We are very excited to have our operations and inventory consolidated to Denver" stated Mr. Krausman. "We have set up a very efficient office, warehouse, and assembly facility, and we are filling our U.S. orders out of Denver."

The Company's primary customer is Citizen Trading Co., Ltd. of Japan, which purchased nearly $ 4 million worth of Carrera Golf products in 1997. "The Asian recession has negatively affected sales of golf products in Japan by virtually all golf companies, including Carrera Golf" said Mr. Krausman. "The first two calendar quarters of 1998 were grim for everyone; however, we have introduced a new driver in Japan, the Carrera II Turbo, that is receiving tremendously positive reviews. Citizen has ordered over $700,000 worth of the Turbo so far this quarter, and it appears that the golf equipment market may be starting to recover."

Carrera Golf has hired James Christie as its Territory Manager for Southern California, Southern Nevada, and Arizona. The Company is in the process of hiring a Territory Manager for the Southeast region (Florida, Georgia, North and South Carolina), and has hired independent representatives in Northern California, Hawaii, and the Midwest. "I have been very encouraged by our sales efforts this Spring and Summer, as we have begun to roll out the revolutionary titanium plasma golf club products in the U.S. market" stated Mr. Krausman. "Our tests continue to confirm that our golf clubs are the most advanced, best-performing products in the industry. Our equipment performed very well at the Celebrity Players Tour event at Inverness in Denver last month, and we will have a major presence at the Sprint International at Castle Pines and the Glen Frey Tournament in Aspen the end of August. In addition, we will be introducing our Spring 1999 apparel line later this Fall."

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, including statements that include the words "believes," "expects," "anticipates," or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Grafix Corporation d/b/a Carrera Golf to differ materially from those expressed or implied by such forward-looking statements. Such factors include, among others, the risk factors contained in the Company's Annual Reports and other filings with the Securities and Exchange Commission. In addition, description of anyone's past success, either financial or strategic, is no guarantee of future success. Carrera Golf will remain dependent upon future financing for its growth and development, and for it to successfully implement its business plan. No statement contained herein should be construed as indicating that such financing is or will be available, and if available will be on terms favorable to the Company. This press release speaks as of the date first set forth above and Carrera Golf assumes no responsibility to update the information included herein for events occurring after the date hereof.